Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                          Contact: Paul Knopick
                                                                                                                                                       888-795-6336

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ITRONICS PROVIDES OPERATIONS UPDATE AND REPORTS 2012 THIRD QUARTER AND NINE MONTH REVENUES

RENO, Nevada, November 12, 2012 -- Itronics Inc. (OTC: ITRO), a growing and diversified fertilizer, silver, and minerals producer, today provided an operations update and announced sales results for the three months and nine months ended September 30, 2012.

The Company reported that for the third quarter ended September 30, 2012 Total Revenues were $198,922 compared to $565,173 in the 2011 third quarter. Total Revenues for the nine months ended September 30, 2012 were $1,844,619 compared to $2,471,092 in the same period in 2011.

The third quarter is typically the Company’s slowest quarter. Sales in the first nine months were down compared to 2011 for three major reasons: A number of Itronics’ distributor’s sales branches purchased inventories ahead of the season in 2011 under the Company’s pre-fill program. The 2012 spring season ended unusually early in July, and some of the retail branches that had restocked inventories in the third quarter in prior years have delayed re-filling until the fourth quarter.

Itronics is working with its distributor to continue to expand GOLD’n GRO sales going forward. Its fertilizers continue to perform very well and this performance is expected to continue to attract new customers.

Volumes of silver bearing photoliquids being received continue to exceed the quantities needed for fertilizer manufacturing. The Company has a substantial on-site inventory to support seasonal sales requirements and for sales expansion.

Troy ounces of silver sold in the first nine months of 2012 were down compared to the prior year period and the price of silver was down, so the decrease in Silver Revenue is due to a combination of lower production and lower silver prices. The silver is extracted from silver-bearing photo liquids prior to their use in fertilizer manufacturing. Because of this, silver production fluctuates with fertilizer production.

The Company has been operating the previously announced Itromet FeLix silver iron separation process, which chemically separates iron from silver as a batch operation, since August 2010. The immediate focus is on processing internally manufactured refinery feed materials in order to reduce refining costs and increase refining capacity while producing a superior iron byproduct for use in the GOLD’n GRO fertilizers.

"The iron rich liquid produced by the silver iron separation process is standardized and used as an ingredient in one of the GOLD’n GRO fertilizers," said Dr. John Whitney, Itronics President. "The use of our own iron nutrients in the GOLD’n GRO fertilizer improves quality and effectiveness while stabilizing the cost for our customers and generating a positive gross profit for the Company."

The new silver iron separation process is being developed to process internally produced silver iron bearing chemical precipitates, silver iron matte solids and to process silver-bearing steel wool solids to the extent that they are available. The Company plans to expand this cost reducing technology to fully meet its internal needs.

Due to increases in dry silver-bearing solids handling, the Company needs to expand the refinery’s solids

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11-12-12 Itronics Inc. Press Release, "Operations Update and Reports 2012 Third Quarter…"

handling and processing capabilities. Planning is underway to set up a small scale dry solids processing circuit with crushing and screening capabilities. A jaw crusher, a cone crusher, and a screening machine have been acquired for this. A separate area in the plant is available for this operation, and a plan and budget are being developed so that the installation can be completed in 2013.

Expansion of this solids processing capability may make it possible, in the future, for the Company to begin purchasing and processing silver gold bearing refinery slags generated by some of the smaller gold and silver mines in Nevada. The Company is studying the potential for marketing the increased quantities of silver bearing glass slag that would be generated.

The Company did announce that Whitney & Whitney technical services, a wholly owned subsidiary, has increased revenues due to expansion of service support for one of its long term mining clients. This expanded service support is expected to continue for several years. Continued expansion of the gold mining sector in Nevada may produce additional opportunities that are attractive to the Company.

Unaudited Revenues for the third quarter, and first nine months ended September 30, 2012 together with comparative figures for 2011 are presented below:

ITRONICS INC.
	For the Quarter		For the 9 Months
	Ended September 30		Ended September 30
	2012	2011	2012	2011
REVENUE
Fertilizer	$ 76,986	$ 333,060	$ 1,326,892	$ 1,869,479
Silver	$ 66,286	$ 213,906	$ 364,535	$ 544,039
Photo Services	$ 18,204	$ 17,804	$ 50,396	$ 56,270
Mining Technical Services	$ 37,446	$ 403	$ 102,796	$ 1,304
Total Revenues	$198,922	$ 565,173	$ 1,844,619	$ 2,471,092

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only Company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts used photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

VISIT OUR WEB SITE: http://www.itronics.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.